Exhibit 10.1
[Execution Version]
CONFIDENTIAL

UNIT PURCHASE AGREEMENT
By and among
JUPITER HOLDINGS CO., LTD
MONSTER WORLDWIDE, INC.
And
KJB HOLDING CORP.

________________________________

Dated as of September 28, 2015
________________________________

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TABLE OF CONTENTS
(Cont’d)

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TABLE OF CONTENTS
(Cont’d)

Page
Section 10.13.No Third Party Beneficiaries	25
Section 10.14.Disclosure Generally	25

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INDEX OF DEFINED TERMS

Term	Section
Affiliate	10.1
Agreement	Preamble
Applicable Law	10.1
Assets	10.1
Business	10.1
Business Day	10.1
Cap	9.4
Capital Gains Tax	10.1
Closing	1.2
Closing Date	1.2
Company	Recitals
Contract	10.1
De Minimis Loss	9.4
Effect	10.1
Fundamental Representation	9.3
GAAP	10.1
Governmental Body	10.1
Indebtedness	10.1
Indemnified Party	9.4
Indemnifying Party	9.8
KRW	10.1
Liens	10.1
Losses	10.1
Material Adverse Effect	10.1
Monster	Preamble
Order	10.1
Permits	10.1
Permitted Liens	10.1
Person	10.1
Purchaser Indemnified Parties	9.1
Purchase Price	1.1
Purchased Units	Recitals
Purchaser	Preamble
Restricted Business	6.12(a)
Securities Act	10.1
Securities Transaction Tax	10.1
Seller	Preamble
Seller Indemnified Parties	9.2
Subsidiaries	10.1
Tax	10.1
Taxes	10.1
Termination Date	8.1
Third Party Claim	9.8
Third Party Claim Notice	9.8
Threshold Amount	9.4
Transaction	1.1
Unit	Recitals

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[Execution Version]

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT, dated as of September 28, 2015 (this “Agreement”), by and among Jupiter Holdings Co., Ltd organized under the laws of the Republic of Korea (the “Purchaser”), Monster Worldwide, Inc., a Delaware corporation (“Monster”) and KJB Holding Corp., a Delaware corporation (the “Seller”).
RECITALS
WHEREAS, the Seller owns 6,301 units (the “Purchased Units”), par value KRW 5,000 per unit, representing approximately 50.01% of the issued and outstanding units of contribution (the “Units”), of JobKorea Ltd. (the “Company”);
WHEREAS, the Purchaser owns 6,299 Units, representing 49.99% of the Units of the Company; and
WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Purchased Units, subject to the terms and conditions of this Agreement.
NOW THEREFORE in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

PURCHASE AND SALE OF UNITS
Section 1.1.    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Purchaser the Purchased Units for an aggregate purchase price of KRW 101,010,000,000 (the “Purchase Price”) (the “Transaction”), subject to and payable in accordance with Section 1.2.
Section 1.2.    Closing; Closing Date. Subject to Article VII, the sale and purchase of the Purchased Units shall take place on such date as may be agreed among the parties which date shall be no earlier than three (3) Business Days after the conditions set forth in Article VII have been satisfied or waived (other than conditions that are by their terms to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the “Closing”) at the offices of Kim & Chang, 39 Sajik-ro 8-gil (Seyang Bldg., Naeja-dong), Jongno-gu, Seoul 110-720, Korea, or at such other place and on such other Business Day as may be agreed upon in writing by the Purchaser and the Seller (the “Closing Date”). On the Closing Date, the Purchaser shall pay KRW 100,504,950,000, which is equal to (A) the Purchase Price less (B) the amount of the Securities Transaction Tax to the Seller by wiring immediately available funds to an account of the Seller designated by the Seller by no later than three (3) Business Days prior to the Closing Date. The Purchaser shall pay the

[Execution Version]

amount of the Securities Transaction Tax to the applicable Korean Governmental Body pursuant to the Applicable Law.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing (or, with respect to representations and warranties that are given as of a specific date, as of such date) that:
Section 2.1.    Organization and Standing The Purchaser is duly organized and validly existing under the laws of the Republic of Korea and has all requisite power and authority to execute and deliver this Agreement to which it is a party.
Section 2.2.    Authority. The execution, delivery and performance of this Agreement to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement to which it is a party constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 2.3.    Non-Contravention. The execution, delivery and performance of this Agreement to which the Purchaser is a Party does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in a breach or violation of any provision of, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under: (i) the Purchaser’s articles of incorporation, (ii) any contract, agreement or instrument by which the Purchaser or any of the Purchaser’s properties is subject or bound or (iii) any Applicable Law or Order to which the Purchaser or its properties or assets is subject or bound, except in the case of clauses (ii) and (iii) above as would not, individually or in the aggregate, reasonably be expected to materially impact the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 2.4.    Consents and Approvals. No consent, approval, order, or authorization of, or registration, declaration or filing by or with any regulatory, administrative or other Governmental Body is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby on a timely basis.
Section 2.5.    Securities Act Compliance. The Purchased Units being acquired by the Purchaser hereunder are being acquired for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the Purchased Units in violation of any applicable securities Laws.

[Execution Version]

The Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other dispositions of the Purchased Units.
Section 2.6.    Financial Capability. The Purchaser has, and will have at Closing, either directly or indirectly through its Affiliates sufficient immediately available funds to satisfy its monetary and other obligations under this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MONSTER RELATING TO THE COMPANY
Except as provided in the Schedules, the Seller and Monster jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing (or, with respect to representations and warranties that are given as of a specific date, as of such date) that:
Section 3.1.    Organization.
The Company has been duly formed or organized and validly exists under the laws of the Republic of Korea. The Company has all requisite power and authority to own, license and operate its properties, to carry on its business as now conducted and is qualified to do business and in good standing wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.2.    Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Company’s articles of incorporation and (ii) except for matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, (a) violate any Applicable Law or Order to which the Company or its assets or properties are bound or subject or (b) violate or result in the revocation or suspension of any Permit.
Section 3.3.    Consents and Approvals. Except as set forth on Schedule 3.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by it of the transactions contemplated hereby.
Section 3.4.    Capital Structure; Other Investments; Options or Rights.
(a)    There are 12,600 units of the Company issued and outstanding. All of the issued and outstanding Units have been duly authorized, validly issued, are fully paid and are non-assessable.

[Execution Version]

(b)    The Company has no Subsidiaries or any ownership interests in any other Person.
(c)    There are no outstanding subscriptions, warrants, options, calls or commitments relating to or entitling any Person to purchase or otherwise acquire any interests or other securities of the Company and there are no obligations or securities convertible into or exchangeable or exercisable for any interest or other securities of the Company or any commitments relating to or entitling any Person to purchase or otherwise acquire any such interests or other securities of the Company. There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to the sale of the Purchased Units contemplated hereunder.
Section 3.5.    Financial Statements; Undisclosed Liabilities.
(a)    The audited balance sheets of the Company as of December 31, 2014, and the related statements of income, Unitholders’ equity and cash flows for the years then ended, including the footnotes thereto (the “Financial Statements”), which have been delivered or made available to the Purchaser, present fairly, in all material respects, the financial position of the Company as at such date, and the results of operations and cash flows of the Seller for such period, in each case in conformity with United States generally accepted accounting principles consistently applied (“GAAP”). The unaudited balance sheet of the Company as of June 30, 2015 (the “Latest Balance Sheet”) and the related statement of income for the six (6) month period then ended (the “Interim Financials”), which has been delivered or made available to the Purchaser, present fairly, in all material respects, the financial position of the Company as at such date or for such period, as applicable, in each case in conformity with GAAP, applied on a consistent basis with the Financial Statements, subject to changes resulting from normal year-end adjustments (including deferred Tax entries), and to the absence of footnote disclosures. The balance sheets included in the Financial Statements and the Interim Financials are sometimes herein collectively called the “Balance Sheets”. Schedule 3.5(a) sets forth the indebtedness for borrowed money of the Company (the “Existing Indebtedness”).
(b)    Except as set forth on Schedule 3.5(b), the Company has no liabilities or obligations (accrued, absolute, contingent or otherwise) of a nature that would be required to be accrued or reflected in a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Latest Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice, since the date of the Latest Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Applicable Law or proceeding brought by Governmental Body, in each case except for matters that would not reasonably be expect to have, individually or in the aggregate, a material adverse effect on the Company).
Section 3.6.    Absence of Certain Changes or Events. Since June 30, 2015, there has been no change having a Material Adverse Effect. Except as set forth on Schedule 3.6 or as contemplated by this Agreement, the Business has been conducted in the ordinary course consistent with past practice since June 30, 2015.

[Execution Version]

Section 3.7.    Taxes.
Except as otherwise set forth in Schedule 3.7:
(a)    The Company has duly filed or caused to be filed in a timely manner all tax returns (including any information returns), reports and statements that are or were required to have been filed with the appropriate taxing authorities and has timely paid all applicable Taxes (as defined below) required to be paid for all relevant periods (other than Taxes that are being contested in good faith and for which appropriate reserves have been set aside). All information provided in such returns, reports and statements is complete and accurate in all material respects. The Company has withheld accurate and proper amounts from all payments made to all Persons, including, without limitation, its officers, directors, employees, and any foreign company, in full compliance with applicable Law, and such amounts have been timely paid to the appropriate Governmental Authority.
(b)    No audits or investigations relating to any Taxes for which the Company or Seller may be liable are pending or to the Knowledge of the Seller, threatened by any taxing authority. There are no agreements or applications by the Company for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes.
(c)    Neither the Company nor the Seller is a party to any agreements relating to the sharing or allocation of Taxes.
Section 3.8.    No Additional Representation. Except as expressly set forth in this Article III or in Article IV, neither Monster nor the Seller nor any of their respective Affiliates makes any representation or warranty, express or implied, at Law or in equity, with respect to itself, the Seller, any of its Subsidiaries or any of their other Affiliates, or any of its assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any agreement, contract or the like, or certificate furnished or made available, or to be furnished or made available, or statement made, by Monster, the Seller, or any of their respective Affiliates or their respective representatives in connection with the transactions contemplated hereby), and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER RELATING TO THE SELLER, MONSTER AND THE PURCHASED UNITS
Except as provided in the Schedules, the Seller represents and warrants to the Purchaser as of the date hereof that:
Section 4.1.    Organization; Authorization; No Conflicts. Each of the Seller and Monster (i) is duly formed, validly existing and in good standing under the laws of the state of Delaware; (ii) has the requisite power and authority to execute and deliver this Agreement to which it is a party and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement to which it is a party by the Seller and/or Monster have been duly authorized by all necessary

[Execution Version]

corporate action on the part of the Seller and/or Monster, as the case may be. The execution, delivery and performance of this Agreement to which it is a party by the Seller and/or Monster and the consummation of the transactions contemplated hereby do not and will not conflict with or violate the formation or governing documents of such Seller.
Section 4.2.    Execution; Delivery; Enforceability. This Agreement has been duly executed and delivered by the Seller and/or Monster, as the case may be, and, when duly executed and delivered by the other parties hereto, will constitute the legal, valid and binding obligations of such Seller and/or Monster, enforceable against such Seller in accordance with their respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 4.3.    Non-Contravention. The execution, delivery and performance of this Agreement by the Seller and/or Monster and the consummation of the transactions contemplated hereby will not: (i) violate any provision of its respective articles of association, certificate of incorporation, bylaw or any other similar corporate documents, (ii) except for matters that would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the consummation of the transactions contemplated hereby, (a) violate, conflict with or result in the breach of any provision of, or entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under, any Contract to which the Seller is a party or by or to which any of the Company’s assets or properties may be bound or subject, (b) result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the property or assets of the Company, (c) violate any Applicable Law or Order to which the Seller and/or Monster is bound or subject.
Section 4.4.    Title to the Purchased Units. The Seller has good and valid title to the Purchased Units and owns the Purchased Units, beneficially and of record, free and clear of all Liens. Upon delivery of and payment for the Purchased Units at the Closing, the Purchaser will acquire good and valid title to the Purchased Units, free and clear of any Liens.
Section 4.5.    Consents; No Conflicts. Except for a report under the Foreign Investment Promotion Law of Korea to be submitted to foreign exchange authorities of Korea by the Seller in connection with the transactions contemplated hereunder, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Seller and/or Monster in connection with the execution and delivery of this Agreement by the Seller and/or Monster, as the case may be, or the consummation by it of the transactions contemplated hereby.
ARTICLE V

CLOSING DELIVERABLES

[Execution Version]

Section 5.1.    Seller’s Closing Deliverables. At the Closing, the Seller shall execute, deliver or cause to be executed and delivered to the Purchaser the following documents, where the execution of documents is contemplated, and the Seller shall take or cause to be taken the following actions, where the taking of action is contemplated:
(a)    Termination Agreement. The Purchaser shall have received an executed counterpart of the Termination Agreement to terminate the Securityholders Agreement duly executed and delivered by each party thereto (other than the Purchaser), effective as of the Closing;
(b)    Adobe Transition Services Agreement. The Purchaser shall have received an executed counterpart of the Adobe Transition Services Agreement duly executed and delivered by Monster and the Company;
(c)    Board of Directors and the Unitholders Meeting. The Seller shall (i) cause its nominees on the board of directors of the Company to approve the transactions contemplated hereby and (ii) provide a valid written resolution in its capacity as a unitholder of the Company approving the transactions contemplated hereby;
(d)    Unitholders Register. The Seller shall (i) cause the Company to register the change of the unitholder of the Purchased Units in the unitholders’ registry of the Company to indicate that the Purchaser is the owner of the Purchased Units as of the Closing Date and (ii) deliver the Purchaser such updated unitholders’ registry of the Company;
(e)    Resignation of the Directors. The Seller shall deliver to the Purchaser the executed copies of the letters of resignation of Mark C. Stoever, Timothy T. Yates and James M. Langrock, to be effective as of the Closing Date and substantially in the form attached hereto as Exhibit A;
(f)    Unit Transfer Report. The Seller shall deliver to the Purchaser the original copy of the unit transfer report filed to, and accepted by, the foreign exchange bank pursuant to the Korean Foreign Investment Promotion Act; and
(g)    Receipt of the Purchase Price. The Seller shall deliver to the Purchaser a certificate acknowledging the receipt of the Purchase Price.
Section 5.2.    Purchaser’s Closing Deliverables. At the Closing, the Purchaser shall execute, deliver or cause to be executed and delivered to the Seller and/or the Company, as applicable, the following documents, where the execution of documents is contemplated, and the Purchaser shall take or cause to be taken the following actions, where the taking of action is contemplated:
(a)    Payment for Purchased Units. Payment of the Purchase Price by wire transfer of immediately available funds in accordance with Section 1.2;
(b)    Termination Agreement. The Seller shall have received an executed counterpart of the Termination Agreement duly executed and delivered by

[Execution Version]

each party thereto (other than the Seller and its Affiliates, including the Company), effective as of the Closing; and
(c)    Board of Directors and the Unitholders Meeting. The Purchaser shall (i) cause its nominees on the board of directors of the Company to approve the transactions contemplated hereby and (ii) provide a valid written resolution in its capacity as a unitholder of the Company approving the transactions contemplated hereby.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1.    Notice of Certain Matters. Prior to the Closing Date, each Party shall promptly give notice to the other Party of (a) the occurrence of any event which occurrence has caused or is likely to cause, any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, and (b) any failure of such Party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that such disclosure shall not be deemed to cure any such event, change or breach of a representation, warranty, covenant or agreement or to satisfy any condition.
Section 6.2.    Confidentiality. Each Party hereby agrees that Confidential Information (as defined below) has been and shall be made available to it in connection with its direct or indirect ownership interest in the Company. Each Party agrees not to divulge, communicate to a third party, use to the detriment of the Company for its benefit or the benefit of another Person, or misuse in any way, in whole or part, Confidential Information; provided, however, that Confidential Information may be disclosed (i) to such Party’s applicable Representatives in the normal course of the performance of their duties, (ii) to the extent required by applicable statute, law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Company is subject), in any case based on the advice of outside counsel to such Party, or (iii) with the prior written consent of the other Parties. Each Party agrees that it shall be responsible for any breach by its Representatives of this Section 6.2, and shall, at its expense, take all lawful measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. As used herein, “Confidential Information” means any information concerning this Agreement, or the Company, its financial condition, business, Subsidiaries, operations, properties, prospects, trade secrets or other Intellectual Property Rights, personnel information, know-how, customer lists or other confidential or proprietary information or data in the possession of or furnished to each such Party (whether furnished to the Party in its capacity as a unitholder of the Company by virtue of its present or former position as, or right to designate, a director of the Company, or otherwise); provided, that the term “Confidential Information” does not include information which (A) was or becomes generally available publicly, other than with respect to each such Party, if the Confidential Information becomes generally available as a result of a disclosure by such Party, its Permitted Transferees or applicable Representatives in violation of this Section 6.2 or (B) was or becomes available to such Party or a Representative of such Party on a non-confidential

[Execution Version]

basis from a source other than the Company, a Representative of the Company or any regulatory entity; provided, that such source is or was (at the time of receipt of the relevant information) not, to such Party’s or Party’s Representative’s knowledge (after reasonable inquiry), obligated to keep such information confidential, or otherwise prohibited from transmitting the information to such Party or such Representative of such Party by a contractual, legal or fiduciary obligation.
Section 6.3.    Efforts. Each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.
Section 6.4.    Publicity. The parties agree that no publicity release, public announcement or any other disclosure concerning this Agreement or the transactions contemplated hereby shall be made without prior written approval thereof by the Seller and the Purchaser. If any public announcement is required by any Applicable Law or Order to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the other party and shall give the other party a reasonable opportunity to comment thereon. Notwithstanding the foregoing, each party acknowledges and agrees that Monster shall (A) be permitted to disclose the terms of this Agreement and the transactions contemplated hereby in any reporting it undertakes in to comply with Monster’s obligations under the Securities Exchange Act of 1934, as amended, and disclose such information to the public pursuant to such reporting obligations, or in order to comply with the requirements of any securities exchange on which Monster’s Equity Securities are listed for trading and (B) permitted to file this Agreement as an exhibit to a Form 8-K that Monster shall file with the Securities and Exchange Commission.
Section 6.5.    Further Assurances. At any time and from time to time after the Closing, the parties hereto shall execute and deliver such further documents, and perform such further acts, as may be necessary in order to comply with the terms of this Agreement and to consummate the transactions contemplated herein.
Section 6.6.    Capital Gains Tax Exemption Application.
(a)    The Seller shall prepare and provide the Purchaser with tax exemption applications (including a Certificate of Residency of the Seller and Monster, respectively, issued by the Internal Revenue Service) with respect to any withholding Taxes for Capital Gains Tax and the Purchaser shall file such tax exemption applications with the competent Governmental Body by the ninth (9th) day of the month immediately following the month during which the Closing takes place, and each party shall provide the other parties with any and all such assistance and support as are necessary for timely filing of such tax exemption applications.
(b)    Once the application is submitted to the competent Governmental Body, the Purchaser should obtain the evidence of filing and deliver the copy of the evidence to the Seller within two (2) Business Days from the filing. If the competent Governmental Body provides confirmation of the Capital Gains Tax exemption by

[Execution Version]

affixing the seal on the application, the Purchaser should deliver the copy of such application on which the confirmation seal is affixed to the Seller within two (2) Business Days from the date of the Purchaser receiving the confirmation seal.
Section 6.7.    Exclusive Dealing. Each Party shall not, and shall cause the Company and its or their respective Affiliates not to, until the earlier of the termination of this Agreement and the Closing, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person other than the other Party or its Affiliates relating to any business combination transaction involving the Company, including the sale of the equity interests in the Company, the merger or consolidation of the Company, or the sale of all or a material portion of the Company’s Assets (except for the indirect sale of Assets contemplated by this Agreement). If any Party or any of its Affiliates receives an offer for any such transaction, such Party shall promptly provide the other Party with written notice thereof within 3 Business Days from such receipt and such offer receiving Party shall provide such information, including the identity of the prospective buyer and a summary of the material terms and conditions of such offer (to the extent such disclosure is permitted pursuant to any applicable confidentiality agreement), as such other Party reasonably requests.
Section 6.8.    Transaction Expenses.
(a)    Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
(b)    Except as provided herein, each Party shall be responsible for the payment of any and all Tax for which it may be liable under Applicable Law.
Section 6.9.    Korean Regulatory Approval. The Parties shall use its reasonable best efforts to obtain and to cooperate in obtaining any governmental or regulatory approvals required in connection with the execution, delivery or performance of this Agreement.
Section 6.10.    Non-Compete and No Solicitation.
(a)    For a period of four (4) years from the Closing Date, each of the Seller and Monster shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in (in any capacity, including as a partner, investor, owner, operator, lender, shareholder, member, employee, principal, agent, trustee or consultant) or assist others in engaging in the “Restricted Business” (as hereinafter defined) in the Republic of Korea; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Republic of Korea in any capacity, including as a partner, investor, owner, operator, lender, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company, on the one hand, and customers or suppliers or other business partners of the Company, on the other hand; provided, however, that notwithstanding the foregoing, each of the Seller and Monster may own, directly or indirectly, solely as an investment,

[Execution Version]

securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. The “Restricted Business” means the business of on-line advertising to the extent primarily associated with on-line job posting or job recruiting, on-line job posting and on-line job recruiting.
(b)    For a period of four (4) years from the Closing Date, each of the Seller and Monster shall not, and shall cause their respective Affiliates not to, (either directly or through representatives), directly or indirectly, (i) cause, solicit, induce or encourage any employee of the Company to leave employment with the Company or (ii) hire, employ or otherwise engage any such employee who was employed by the Company within the 90-day period prior to such hiring, employment or other engagement; provided, however, that this Section 6.10(b) will not prohibit (x) any Person from engaging in any general advertising or general solicitation not targeted to any employees or former employees of the Company or its controlled Affiliates or hiring or entering into any contract with any Person who responds to such solicitation with no other action by such Person or such Person’s representatives in violation of this Section 6.10(b) and (y) the Seller and Monster from soliciting, inducing, causing or encouraging to leave employ, hiring, employing or otherwise engaging any employee of the Company who was a former employee of Monster, the Seller or any of their Affiliates (other than the Company).
Section 6.11.    Termination of International Sales Service Agreement and Other Agreements; Cross-Selling Arrangement.
(a)    Monster shall, and the parties hereto shall cause the Company to, terminate the International Sales Service Agreement and any other agreements entered into with Monster or its Affiliates, if any, on or prior to the Closing Date, in each case to the extent applicable to the Company; provided that all outstanding payables and receivables of the Company under the International Sales Service Agreement as of the Closing Date shall be settled, paid and received in accordance with, and in a manner consistent with the past ordinary course of business practice of the parties thereto under, the terms of the International Sales Service Agreement as if such agreement continued to be effective, regardless of whether such settlement and payment would occur prior to or following the Closing Date.
(b)    The parties hereto shall use their respective commercially reasonable efforts to discuss and arrange for the Company, on the one hand, and Monster and/or its Affiliates, on the other hand, to agree on and enter into a cross-selling arrangement with respect to the on-line job posting and on-line job recruiting services and products of the Company and Monster and/or its Affiliates as soon as practicable prior to or following the Closing.
ARTICLE VII

CONDITIONS PRECEDENT

[Execution Version]

Section 7.1.    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:
(a)    No Misrepresentations or Breach of Covenants and Warranties.
(i)    The Seller and Monster shall have performed in all material respects all of their respective obligations hereunder required to be performed by such Party on or prior to the Closing Date.
(ii)    The Fundamental Representations of the Seller and Monster contained in this Agreement shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date).
(iii)    Disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, all representations and warranties of the Seller and Monster set forth in Articles III and IV of this Agreement (other than the Fundamental Representations of the Seller and Monster) shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of each such date, except, (A) that representations and warranties that are made as of a specific date shall have been true and correct only as of such date, and (B) for breaches or inaccuracies the effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(c)    Consents. The Seller shall have received all consents, authorizations or approvals or delivered all notices required under the Material Contracts set forth on Schedule 7.1(c), in each case in form and substance reasonably satisfactory to the Purchaser, and no such consents, authorizations, approvals or notices shall have been revoked.
(d)    Officer’s Certificate. The Purchaser shall have received from the Seller a certificate of an authorized senior officer of the Seller certifying that the conditions set forth in Section 7.1(a) have been satisfied.
(e)    Deliverables. The Purchaser shall have received all the closing deliverables set forth in Section 5.1, in each case in form and substance reasonably satisfactory to the Purchaser.
(f)    Transfer of Certain License. The Seller and Monster shall have caused the transfer of all the software licenses set forth in Schedule 7.1(f), subject to the qualifications and limitations described therein, to the Company without the Company incurring any costs for such transfer.

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Section 7.2.    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:
(a)    No Misrepresentations or Breach of Covenants and Warranties.
(i)    The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
(ii)    The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date).
(b)    Officer’s Certificate. The Seller shall have received from the Purchaser a certificate of an authorized senior officer of the Purchaser certifying that the conditions set forth in Section 7.2(a) have been satisfied.
(c)    Deliverables. The Seller shall have received all the closing deliverables set forth in Section 5.2, in each case in form and substance reasonably satisfactory to, or waived by, the Seller.
Section 7.3.    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing are subject to the satisfaction of the following conditions on or prior to the Closing Date:
(a)    Required Consents and Governmental Approvals. (i) The Purchaser shall have obtained, and delivered to the Seller, all governmental approvals and permits required to be obtained by it to consummate the Closing and (ii) the Seller shall have obtained, and delivered to the Purchaser, all governmental approvals and permits required to be obtained by it to consummate the Closing.
(b)    No Restraint. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order prohibiting the consummation of the transactions contemplated hereby and such Applicable Law or Order is in effect.
ARTICLE VIII

TERMINATION
Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the written agreement of Purchaser and Seller;
(b)    by either Purchaser or Seller by notice to the other Party, if:
(i)    the Closing shall not have been consummated on or before December 31, 2015 (the “Termination Date”); provided that the right to terminate this

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Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or
(ii)    (A) there shall be any Applicable Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Body having competent jurisdiction enjoining Purchaser or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and non-appealable;
(iii)    by the Purchaser, by notice to the Seller, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.1(a) not to be satisfied, and such breach is incapable of being cured by the Termination Date; or
(iv)    by the Seller, by notice to the Purchaser, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is incapable of being cured by the Termination Date.
Section 8.2.    Effect of Termination. If this Agreement is terminated pursuant to this Article 8, all further obligations of the Parties under this Agreement (other than those contained in Sections 6.2 or 6.4 or Articles 8, 9 and 10, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party will have any further liability to the other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement.
ARTICLE IX

INDEMNIFICATION
Section 9.1.    Indemnification By Seller. Subject to Section 9.5, for the time periods and subject to the limitations and conditions set forth in this Article IX, the Seller and Monster shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective successors and permitted assigns, partners, members, shareholders, directors, officers, employees agents and other representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of (a) any inaccuracy in or breach of any of the representations and warranties made by the Seller and/or Monster in this Agreement or (b) any breach of, or failure by, the Seller and/or Monster to perform any of their respective covenants, agreements or other obligations contained in this Agreement.
Section 9.2.    Indemnification By Purchaser. Subject to Section 9.5, for the time periods and subject to the limitations and conditions set forth in this Article IX, the Purchaser shall indemnify, defend and hold harmless Monster and the Seller and their respective Affiliates and their respective successors and permitted assigns, partners, members, shareholders, directors, officers, employees agents and other representatives

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(collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are sustained or incurred by any of the Seller Indemnified Parties by reason of, resulting from or arising out of (a) any inaccuracy in or breach of any of the representations and warranties made by the Purchaser in this Agreement or (b) any breach of, or failure by, the Purchaser to perform any of its covenants, agreements or other obligations contained in this Agreement.
Section 9.3.    Survival. The representations and warranties of the Seller, Monster and the Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the date falling 18 months from the Closing Date (except in the case of representations and warranties set forth in Sections 2.1, 3.1, 3.4, 4.1, 4.2 and 4.4 (each a “Fundamental Representation”) which shall survive indefinitely and Section 3.7, which shall survive until 60 days after the expiration of the applicable statute of limitations), and all liability of the Purchaser, on the one hand, and the Seller and Monster, on the other hand, as the case may be, with respect to such representations and warranties shall thereupon be extinguished.
Section 9.4.    Limitations on Liabilities. The indemnification provided for in Section 9.1 and Section 9.2 shall be subject to the following limitations:
(a)    Monster and the Seller shall not be liable to the Purchaser Indemnified Parties (i) for any Losses with respect to any inaccuracies in or breaches of an individual representation or warranty contained in this Agreement (or a series of related breaches of or inaccuracies in representations and warranties arising out of the same facts and circumstances) if the amount of such Losses is less than KRW 65 million (a “De Minimis Loss”), (ii) for any Losses with respect to any inaccuracies in or breaches of a representation or warranty contained in this Agreement unless and until the aggregate amount of its Losses exceeds KRW 750 million (the “Threshold Amount”), in which event the Seller or Monster shall be responsible for the full amount of such Losses, including the Threshold Amount, provided that the aggregate liability of the Seller and Monster to the Purchaser Indemnified Parties under Section 9.1(a) shall not exceed 12.5% of the Purchase Price (the “Cap”) (except that any Losses resulting from fraud or willful concealment or a breach of a Fundamental Representation of Monster or the Seller or a breach of any covenant or agreement of Monster or the Seller contained in this Agreement shall not be subject to the Cap, provided, that in no event shall Monster and the Seller be liable for any Losses in excess of the amount actually received by the Seller at the Closing).
(b)    Subject to Section 9.4(b), the Purchaser shall not be liable to the Seller Indemnified Parties (i) for De Minimis Losses and (ii) for any Losses with respect to any inaccuracies in or breaches of a representation or warranty contained in this Agreement unless and until the aggregate amount of its Losses exceeds the Threshold Amount, in which event the Purchaser shall be responsible for the full amount of such Losses, including the Threshold Amount, provided that the aggregate liability of the Seller or Monster to the Purchaser Indemnified Parties under Section 9.2(a) shall not exceed the Cap (except that any Losses resulting from fraud or willful concealment or a breach of a Fundamental Representation of the Purchaser or a breach of any covenant or agreement of the Purchaser contained in this Agreement shall not be subject to the Cap).

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(c)    Neither the Monster and the Seller on the one hand, or the Purchaser on the other hand shall have any obligations under or liabilities in respect of Section 9.1(a) or Section 9.2(a) from and after the applicable survival date described in Section 9.3; provided that any claim for indemnity made by a Purchaser Indemnified Party or Seller Indemnified Party under Section 9.1(a) or Section 9.2(a), as the case may be, in accordance with the terms of this Article IX prior to the expiration of the applicable survival date will survive beyond the applicable survival date until such claim is finally and conclusively resolved.
(d)    Neither a Purchaser Indemnified Party, nor the Purchaser Indemnified Parties as a group or class, shall be entitled to recover from Monster or the Seller pursuant to this Article IX more than once in respect of the same Losses suffered; and neither a Seller Indemnified Party, nor the Seller Indemnified Parties as a group or class, shall be entitled to recover from Purchaser pursuant to this Article IX more than once in respect of the same Losses suffered.
(e)    Neither Monster, the Seller nor the Purchaser shall be liable for any Losses in respect of any liability or Loss which is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable.
(f)    Each Purchaser Indemnified Party and Seller Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss, and in the event that either a Purchaser Indemnified Party or Seller Indemnified Party fails to so mitigate an indemnifiable Loss, the Seller and Monster, on the one hand, or the Purchaser, on the other hand, shall have no liability for any portion of such Loss that reasonably could have been avoided had the Purchaser Indemnified Party or Seller Indemnified Party, as applicable, made such efforts.
(g)    Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, special, indirect, incidental, punitive or exemplary damages (except to the extent such damages result from third party claims).
(h)    Notwithstanding anything to the contrary herein, after the Closing, except in the case of fraud or willful concealment, the rights and remedies of the Purchaser, Monster, the Seller, and any Purchaser Indemnified Party and any Seller Indemnified Party (each Purchaser Indemnified Party and Seller Indemnified Party is referred to herein as an “Indemnified Party”), under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Purchaser, Monster, the Seller, or any Indemnified Party, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby, and the Purchaser expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates after the Closing under any Law with respect to the preceding matters except in the case of fraud or willful concealment. In furtherance of the foregoing, each of the parties hereby waives, on behalf of itself and each of the other Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims and causes of action based on fraud or willful concealment) that it may have against any other parties to this Agreement with respect

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to this Agreement or in respect of the transactions contemplated hereby arising under or based upon any applicable law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).
Section 9.5.    Adjustments to Losses.
(a)    For all purposes of this Article IX, “Losses” shall be net of any amounts paid to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, that the amount deemed to be paid under such insurance policies shall be net of (i) the deductible for such policies and (ii) any increase in the premium for such policies arising from such Losses; provided, further, that notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses (but not for purposes of determining the existence of a breach or inaccuracy in a representation or warranty) with respect to indemnification obligations under this Article IX, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “Material Adverse Effect” or words or similar import or effect shall be deemed to have been made without any such qualification.
(b)    If any Purchaser Indemnified Party recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates such Purchaser Indemnified Party (in whole or in part) in respect of any Loss which is the subject matter of the claim, such Purchaser Indemnified Party shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.
Section 9.6.    Indemnification by the Seller and Monster with regard to the Capital Gains Tax.
(a)    Notwithstanding anything herein to the contrary, the Seller and Monster shall jointly and severally indemnify and hold the Purchaser harmless from and against the full amount of Losses arising out of the exemption of the Capital Gains Tax, and the specific indemnification obligations of the Seller and/or Monster hereunder shall terminate and expire on the tenth (10th) day of the month immediately following the month which the same date that the applicable Korean statute of limitations for the Korean tax authorities to assess such Tax expires falls in.
(b)    If at any time after the date hereof, the competent Governmental Body determines that the Purchaser should have withheld any Capital Gains Tax, and as a result assesses the Purchaser for any such Taxes, then the Seller and Monster shall jointly and severally indemnify and hold harmless the Purchaser for all of such amounts.
(c)    In connection with the indemnification obligation of the Seller and Monster pursuant to this Section 9.6, upon receipt of any written notice by the Purchaser (for purposes of this Section 9.6, the reference to the “Purchaser” shall be deemed to be a reference to the Purchaser or the Company, as the case may be) from the applicable Governmental Body regarding any inquiries or investigation with respect to (A) Taxes and (B) withholding Taxes (even if such notice does not include an assessment of such Taxes), the Purchaser shall promptly forward such written notice or notices to the Seller and Monster, whereupon the Seller and Monster shall immediately be entitled

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to assume the defense of such matter and begin controlling the defense of such matter specified in such notice with counsel chosen by the Seller and Monster. The Purchaser shall (i) issue and deliver a notarized power of attorney or otherwise take all actions or measures necessary to authorize the Seller and Monster to appeal, defend, negotiate and settle any such defense on behalf of the Purchaser; and (ii) cooperate with the Seller and Monster and take all necessary actions as may be reasonably requested by the Seller and Monster for the defense of such matter at the cost of the Seller and Monster. Notwithstanding the foregoing, however, upon written notice from the Purchaser to the Seller and Monster that the Purchaser has received a written notice from the relevant Governmental Body regarding the assessment of Taxes or withholding Taxes for capital gains with respect to the Transaction (a copy of which written notice shall be promptly forwarded to the Seller and Monster), the Seller and Monster shall promptly take all actions necessary with respect to the applicable Governmental Body’s assessment notification so that the Purchaser shall have no liability or Losses with respect to any such Taxes, including the payment of any such Taxes assessed by the applicable Governmental Body within the relevant due date.
(d)    In any event, the Seller and Monster shall not be liable to indemnify the Purchaser for any Losses if and to the extent that as a result of such Losses, (i) any reduction of direct or indirect Taxes is made or (ii) other financial benefit is realized or is reasonably expected to be realized by the Purchaser.
Section 9.7.    Procedure for Indemnification.
(a)    Notices of claims under this Agreement by Purchaser Indemnified Parties shall be given to the Seller and Monster within (i) the relevant survival period pursuant to Section 9.3 in case of claims for inaccuracy in or breach of representations and warranties and (ii) the relevant statute of limitations for all other claims. Such notice of claim shall specify full information of the legal and factual basis of the claim and the evidence on which the relevant Party giving such notice relies and, to the extent reasonably determinable based on information then available, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).
(b)    In the case of any written claim or demand asserted by a third party (a “Third Party Claim”) against an Indemnified Party, the Indemnified Party shall notify the indemnifying party hereunder (the “Indemnifying Party”) promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third Party Claim and any other material details pertaining thereto (a “Third Party Claim Notice”); provided that the failure to timely give a Third Party Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

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(c)    The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, and (ii) the Indemnified Party shall be entitled to control the defense if the Indemnifying Party does not promptly assume the defense of such Third Party Claim following the Third Party Claim Notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim for which an Indemnified Party has sought indemnification, the Indemnified Party shall not settle, compromise, discharge, or admit any liability with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third Party Claim and is in good faith contesting such Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (i) solely obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third Party Claim (other than with respect to any Losses (or portion thereof) that are not required to be paid as a result of such Losses (or a portion thereof) being within the Threshold Amount) and (ii) fully releases the Indemnified Party in connection with such Third Party Claim. In any event, the Indemnified Party and the Indemnifying Party shall reasonably cooperate to ensure the proper and adequate defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.
Section 9.8.    Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to Section 9.1 or Section 9.2 shall be treated, to the fullest extent possible under Applicable Law, as adjustments to the Purchase Price for Tax purposes.
ARTICLE X

MISCELLANEOUS
Section 10.1.    Certain Definitions. The following terms shall have the meanings herein specified:
“Adobe Transition Services Agreement” means a certain Adobe transition services agreement to be entered into between Monster and the Company to provide the Company with continued access to an Adobe software license held by Monster until the date specified therein, the form of which is attached hereto as Exhibit B.

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“Affiliate” means, with respect to any Person, any another Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Applicable Law” shall mean any applicable statute, law, ordinance, rule or regulation of any Governmental Body.
“Assets” means any assets, investments and properties, whether tangible or intangible, and any rights and benefits.
“Business” shall mean the business of the Company and its Subsidiaries.
“Business Day” any day other than a Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Standard Time. In computing any time period, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter.
“Capital Gains Tax” means Korean capital gains Tax with respect to any consideration payable to the Seller under this Agreement.
“Contract” shall mean each contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, commitment or other binding arrangement.
“Equity Securities” shall mean any capital stock, units, membership interest or other equity interest or any securities convertible into or exchangeable for capital stock, units, membership interest or any other rights, warrants or options to acquire any of the foregoing securities.
“Governmental Body” shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator.
“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under leases that are or, in accordance with GAAP, should be recorded as capital leases, (iv) upon which interest is or customarily would be paid, (v) under conditional sale or other title retention agreements, or incurred or assumed as deferred purchase price of property or services, (vi) under interest rate or currency derivative or hedging transactions, (vii) under, or for, letters of credit or performance bonds, or (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person; provided, however, that trade payables arising from the ordinary course of business are not included in the scope of Indebtedness.

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“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (i) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (ii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), know-how information, and confidential information; (iv) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith, and all trademark registrations and applications; and (v) domain names.
“International Sales Service Agreement” means the International Sales Service Agreement entered into among Monster and its affiliates including the Company dated January 1, 2009.
“Knowledge” shall mean, with respect to the Company, the actual knowledge, after reasonable inquiry, of Hoon Kim.
“KRW” shall mean the lawful currency of the Republic of Korea.
“Liens” shall mean all pledges, liens, charges, encumbrances, transfer restrictions, security interests, restrictions and claims of any kind.
“Losses” means all losses, damages, liabilities, costs (including reasonable attorney’s fees), charges, expenses, actions, proceedings, claims and demands.
“Material Adverse Effect” shall mean, any fact, change, event, development, condition, circumstance, occurrence or effect (any such item, an “Effect”) that is materially adverse to the business, condition (financial or otherwise), results of operations or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect resulting from the compliance with the terms and conditions of this Agreement and any action specifically permitted to be taken or not to be taken by this Agreement; (ii) any Effect resulting from the negotiation, execution or announcement of this Agreement; (iii) any Effect resulting from changes affecting any of the industries in which the Company operates generally or the economy of the Republic of Korea generally (except for those having a disproportionate effect on the Company and as compared to other Persons in the relevant industry in Korea); (iv) any Effect resulting from national or international political or social conditions (except for those having a disproportionate effect on the Company as compared to other Persons in the relevant industry in Korea); and (v) any Effect resulting from changes in the United States GAAP or Korean International Financial Reporting Standards, as the case may be, or Applicable Laws after the date of this Agreement.

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“Order” shall mean any judicial or administrative decision, settlement, stipulation, determination, award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Body.
“Permitted Liens” means : (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent, (ii) easements, covenants, conditions, rights-of-way, title defects, restrictions and other similar charges and encumbrances not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, (iv) real estate taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable or are being contested in good faith, (v) zoning, building and other land use laws imposed by any Governmental Body to the extent such laws are not violated by the current use and occupancy of the Company’s leased property, (vi) as to any leased property of the Company, Liens created, permitted or suffered by the fee owner thereof not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (vii) matters disclosed of public record or matters that would be disclosed on a correct survey not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (viii) purchase money Liens securing rental payments under lease arrangements for tangible personal property, and (ix) Liens securing the existing Indebtedness.
“Person” shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, association or other entity.
“Representative” means, with respect to any Person, a director, officer, employee, agent, counsel, investment advisor, consultant or other representative of such Person.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Transaction Tax” means the applicable securities transaction tax that the Purchaser is obligated to withhold from the Purchase Price and pay to the Korean Tax authority.
“Subsidiaries” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Tax” or “Taxes” means any and all Korean and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding,

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employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
“Termination Agreement” means a certain termination agreement to be agreed and entered into among the Purchaser, KHQ Private Equity Fund III, the Seller, Monster and the Company to terminate the Securityholders Agreement dated December 19, 2013 entered into among such parties, the form of which is attached hereto as Exhibit C.
Section 10.2.    Amendment, Modification and Waiver. Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.
Section 10.3.    Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merge and supersede all prior discussions and understandings of any and every nature among them.
Section 10.4.    Assignability. Neither this Agreement nor any rights and obligations hereunder shall be assignable or delegable directly or indirectly by any Party without the prior written consent of the other Party; provided that the Seller and Monster (i) acknowledge that in conjunction with the Closing and immediately prior thereto, the Purchaser may assign this Agreement to any of its Affiliates with the written consent of the Seller and Monster and (ii) agree not (x) to unreasonable withhold or delay in providing such consent for such assignment nor (y) to subject such consent to an unrelated condition, so long as the Purchaser provides to the Seller and Monster reasonably detailed evidence of such assignee’s financial capability to consummate the Closing.
Section 10.5.    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effort.
Section 10.6.    Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the Republic of Korea, without regard to its conflicts of law or choice of law principles.
Section 10.7.    Arbitration. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Seoul, Korea. The parties agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submissions made by the parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable law and to the extent not already in the public domain.

[Execution Version]

Section 10.8.    Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A PDF copy or facsimile copy of a signature page shall be deemed an original signature page.
Section 10.9.    Notices. All notices provided for or permitted hereunder shall be in writing by hand-delivery, registered or certified first-class mail, telex, telecopier, or air courier guaranteeing delivery to the other party at the following address (or at such other addresses as shall be given in writing by any party to the others):
(i) if to the Purchaser:
JUPITER HOLDINGS CO., LTD
13, Changdeokgung 1-gil,
Jongno-Gu, Seoul, Korea 110-280
Attn: Corey Hoo J Kim
Fax: (82) 2 741-0238
with a copy (which shall not constitute notice) to:
Kim & Chang
39, Sajik-ro 8-gil
Jongno-Gu, Seoul, Korea, 03170
Attention: Kyung Yoon Lee
Facsimile: (82) 2 3703-1950
(ii) if to Monster, the Seller or to the Company, as applicable:
KJB Holding Corp.
c/o Monster Worldwide, Inc.
622 Third Avenue, 39th Floor
New York, NY 10017
Attention: General Counsel
Facsimile: (212) 351-7097
with a copy (which shall not constitute notice) to:
Kim & Chang
39, Sajik-ro 8-gil
Jongno-Gu, Seoul, Korea, 03170
Attention: Sang Hyuk Park
Facsimile: (82) 2 737-9091/9092
All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when transmission confirmation is received, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

[Execution Version]

Section 10.10.    Separability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.
Section 10.11.    Remedies. In the event of a breach or a threatened breach by any party to this Agreement of such party’s obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of such party’s rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
Section 10.12.    Terms and Usage Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as in effect from time to time. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a person are also to that person’s permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
Section 10.13.    No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the parties hereto, their respective permitted successors or assigns) any legal, equitable or other rights or remedies under or by reason of any provision of this Agreement.
Section 10.14.    Disclosure Generally. The Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided that each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent the relevance of such information is reasonably apparent on the face of such

[Execution Version]

other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business of the Company consistent with past practice. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any actual or possible violation of law, breach of any agreement or any liability or obligation.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first set forth above.

JUPITER HOLDINGS CO., LTD

By:	/s/ Jungjin Lee
Name: Jungjin Lee
Title: Director

[SIGNATURE PAGE FOR UNIT PURCHASE AGREEMENT]

MONSTER WORLDWIDE, INC.

By:	/s/ Timothy T. Yates
Name: Timothy T. Yates
Title: President and CEO

KJB HOLDING CORP.

By:	/s/ James M. Langrock
Name: James M. Langrock
Title: President

[SIGNATURE PAGE FOR UNIT PURCHASE AGREEMENT]